Exhibit 10.3

FIRST AMENDMENT

TO

PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”), is entered into as of the 5th day of July, 2018, by and between Hickok Incorporated, an Ohio corporation (“Maker”), and First Francis Company, Inc., an Ohio corporation (the “Payee”).

W I T N E S S E T H:

WHEREAS, Maker and the Payee are parties to that certain Promissory Note, dated July 1, 2016, payable to the Payee in the original principal amount of Two Million Seven Hundred Sixty Eight Thousand Six Hundred Sixty Two Dollars ($2,768,662), together with interest at the rate set forth therein (the “Note”); and

WHEREAS, Maker and the Payee have agreed to amend the Note as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Note as follows in accordance with Section 11 of the Note:

1.           Section 1 of the Note is hereby amended and restated in its entirety to read as follows:

Interest. Commencing on the date hereof, interest on the unpaid principal amount due hereunder will accrue at a rate equal to four percent (4%) per annum (calculated on the basis of a year of 365/366 days and the actual number of days elapsed in any payment period or portion thereof) continuing through and including July 4, 2018, and commencing on July 5, 2018, interest on the unpaid principal amount due hereunder will accrue at a rate equal to six and one quarter of one percent (6.25%) per annum (calculated on the basis of a year of 365/366 days and the actual number of days elapsed in any payment period or portion thereof) (the “Applicable Rate”).

2.           Section 2(a) of the Note is hereby amended and restated in its entirety to read as follows:

Principal and Interest. Subject to increase or decrease pursuant to Section 2.2 of the Merger Agreement, the principal amount of this Promissory Note and any interest due hereunder shall be payable in quarterly installments of Eighty Four Thousand Three Hundred Twenty One and 26/100 Dollars ($84,321.26) during the term of this Promissory Note beginning on October 31, 2016 continuing through and including April 30, 2018. Subject to increase or decrease pursuant to Section 2.2 of the Merger Agreement, the principal amount of this Promissory Note and any interest due hereunder shall be payable in quarterly installments of Ninety Four Thousand Three Hundred Sixty One and 25/100 Dollars ($94,361.25) during the term of this Promissory Note beginning on July 31, 2018. The entire remaining principal balance and all accrued and unpaid interest shall be due and payable in full on the sixth (6th) anniversary of the date hereof, unless accelerated in accordance with the terms and conditions of this Promissory Note.

3.     The following new Section 17 is hereby added after Section 16 of the Note:

17. Conversion.  The Note shall be convertible on the terms set forth below.

17.1 Payee Conversion Option.  Commencing July 5, 2019, at the option of the Payee, the principal and interest on the Note may, at any time while any amount under the Note remains outstanding, be converted, in whole or in part with respect to a maximum of $648,000 of such outstanding amount, into (subject to the approval of the shareholders of Maker, which Maker shall use reasonable efforts to obtain) fully paid and non-assessable shares of Maker’s Class B Common Stock (“Conversion Shares”) at the price of $6.48 per share (to be equitably adjusted for stock splits, combinations, stock dividends, mergers or similar events occurring after July 5, 2018) (the “Payee Conversion Option”). In the event Maker is unable to obtain approval of its shareholders for issuance of Maker's Class B Common Stock upon exercise of the Payee Conversion Option, then the Payee shall in the alternative issue to the Payee fully paid and non-assessable shares of Maker’s Class A Common Stock in the same number of shares as the Payee would have received of Maker’s Class B Common Stock.

17.2 Exercise of Payee Conversion Option.  To exercise the Payee Conversion Option, the Payee shall surrender the Note to Maker at any time during usual business hours at the principal executive offices of Maker, accompanied by a written notice that the holder elects to convert the Note, or a stated portion thereof, and the related interest thereon, and the number of Conversion Shares the Payee elects to have issued upon conversion.  No payment shall be made on account of such interest so converted or on account of any cash dividend on any Conversion Shares issued upon such conversion which was declared for payment to holders of Common Stock of record as of a date prior to the Payee Conversion Date (as defined below).  As promptly as practicable after the receipt of such notice and the surrender of either the Note, Maker shall cause a certificate evidencing the Conversion Shares to be issued to the Payee upon such conversion of the Note in accordance with the provisions of this Section 17.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the “Payee Conversion Date”) on which such notice shall have been received by Maker and the Note shall have been surrendered as aforesaid, and the Payee surrendering the Note shall be deemed to have become on the Payee Conversion Date the holder of record of the Conversion Shares represented thereby.  In the case of conversion of a portion, but less than all, of the Note by the Payee, Maker shall execute and deliver to the Payee a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

17.3 Taxes on Conversion.  The Maker will pay any and all documentary, stamp, or similar taxes payable in respect of the issue or delivery of Conversion Shares on conversion of the Note pursuant to the exercise of a Payee Conversion Option; provided, however, that Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in issue or delivery of Conversion Shares in a name other than that of the Payee and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to Maker the amount of any such tax or has established, to the satisfaction of Maker, that such tax has been paid.  Nothing herein shall preclude any tax withholding required by law or regulation.

3.     Other Terms and Provisions. Except as set forth in this Amendment, all terms, provisions, conditions, representations, warranties and covenants of the Note are hereby confirmed, ratified, and remain unmodified and in full force and effect.

4.     Effective Date; Binding Effect. This Amendment shall become effective on the date first written above.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Promissory Note as of the date first written above.

Warning -- By signing this paper you give up your right to notice and court trial. If you do not pay on time a court judgment may be taken against you without your prior knowledge and the powers of a court can be used to collect from you regardless of any claims you may have against the creditor whether for returned goods, faulty goods, failure on his part to comply with the agreement, or any other cause.

MAKER:

Hickok Incorporated

By:
Name:	Kelly J. Marek
Title:	Vice President Finance and CFO

PAYEE:

First Francis Company, Inc.

By:
Name:
Title:

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